Exhibit 10.1
Execution Version
SEPARATION AGREEMENT
AND RELEASE
     This Separation Agreement and Release (“Agreement”) is entered into by and between Spark Networks, Inc., a Delaware corporation (the “Company”), and Adam Berger (“Executive”) with reference to the following:
     A. Executive has been employed by the Company and has served in the position of Chief Executive Officer pursuant to the terms of that certain Executive Employment Agreement dated as of February 12, 2007 and as amended by Amendment No. 1 dated as of December 29, 2008 and Amendment No. 2 dated as of December 29, 2010 (collectively, the “Employment Agreement”). Executive has also served as Chairman of the Company’s Board of Directors.
     B. In connection with this Agreement and pursuant to and consistent with the terms of the Employment Agreement, Executive and the Company (collectively the “Parties”) desire to resolve fully and finally any and all claims and disputes, whether known or unknown, which exist or could exist, arising out of Executive’s employment with the Company and the cessation of that employment.
     THEREFORE, in consideration of the promises and mutual agreements set forth below, and intending to be legally bound, it is agreed by the Parties as follows:
     1. Cessation of Employment Relationship. Executive’s employment with the Company will end on April 11, 2011 (the “Separation Date”), and Executive acknowledges and agrees that Executive has been paid for all salary and wages earned through the Separation Date, including all accrued but unused vacation pay pursuant to the terms of the Employment Agreement. Executive will not be eligible or entitled to receive any other payments or benefits from the Company after the Separation Date except as expressly provided for in this Agreement (including any related equity award agreements) and the Employment Agreement. Executive will receive a COBRA notice and will be eligible to elect to self-pay for continued medical coverage pursuant to applicable law. Executive understands and agrees that the consideration provided in Section 2 below is in addition to anything of value that Executive would otherwise be entitled to receive from the Company and constitutes valid consideration in exchange for the releases and other obligations set forth in this Agreement.
     2. Equity Awards. Executive acknowledges and agrees to the following terms regarding his outstanding stock option grants as of the Separation Date:
     a. Executive holds vested incentive stock options to purchase a total of 46,722 shares of the Company’s common stock, which shall be exercisable following the Separation Date in accordance with the terms of the applicable Company stock plan and the option award agreements, including exercisability of vested options twelve (12) months following termination of service as a board member.
     b. The Executive holds vested non-qualified stock options to purchase a total of 854,357 shares of the Company’s common stock, which shall be exercisable following the Separation Date in accordance with the terms of the applicable Company stock plan and the option award agreements, including exercisability of vested options twelve (12) months following termination of service as a board member.

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     c. All remaining unvested incentive stock options and non-qualified stock options held by the Executive shall expire and no longer be exercisable as of the Separation Date and Executive shall have no further right or interest in such options.
Effective as of the Separation Date, the Compensation Committee of the Company’s Board of Directors shall grant a non-qualified stock option to the Executive in his capacity as a non-employee director to purchase up to 50,000 shares of the Company’s common stock, with a per share exercise price equal to the “fair market value” (as defined in the applicable Company stock plan) of the Company’s stock as of the Separation Date (the “Director Option”). The Director Option shall vest in four (4) equal annual installments beginning on the first anniversary of the date of grant and will be subject to such other standard terms and conditions as set forth in the Company stock plan and the option award agreement. Furthermore, immediately following the Separation Date, Executive will become eligible to receive the standard compensation currently in effect, and as may be changed from time to time, as a member of the Board of Directors.
     3. Release of Company by Executive. Except for: (1) the consideration set forth in this Agreement (including incorporation by reference of payments and benefits under any related equity award agreements), (2) any claims, including claims for rights to payment or other benefits, under any equity award agreements entered into by the Executive for incentive or non-qualified options for shares of the Company’s common stock (including those identified in Section 2), and (3) any claims, including claims for indemnification and/or advancement of expenses, arising under Section 13.2 of the Employment Agreement, any indemnification agreement between Executive and the Company or under the bylaws, certificate of incorporation of other similar governing document of the Company, Executive, for himself and his heirs, successors and assigns, does hereby waive, release, acquit and forever discharge the Company, and its respective parents, subsidiaries, divisions, affiliates, and related entities or companies, and all respective past and present owners, officers, directors, executives, shareholders, members, partners, employees, agents, insurers, attorneys, heirs, successors, and assigns, (collectively the “Released Parties”) from any claims, complaints, actions, charges, complaints, grievances, causes of action, suits, contracts, liabilities, and damages (including attorneys’ fees and costs) (hereinafter collectively referred to as “claims”), of whatever nature, whether known or unknown, which exist or could exist on Executive’s behalf against the Released Parties as of the date of this Agreement, including but not limited to, any and all claims based on tort, contract, wrongful termination, public policy, retaliation, personal injury, emotional distress, invasion of privacy, defamation, libel, slander, fraud, misrepresentation, quantum meruit, or any other common law claims; any and all claims for wages, salary, bonuses, commissions, overtime pay, premium pay, vacation pay, severance pay, benefits, contributions or any other claims for compensation; any and all claims for damages (including general, special, compensatory, consequential, liquidated or punitive damages); any and all claims for costs, expenses, attorneys’ fees, interest, civil or criminal penalties, waiting time penalties, or any other available remedy; and any and all claims arising under any federal, state, city and/or other governmental statute, law, regulation or ordinance relating to employment, including but not limited to (as amended), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Employment Opportunity Act of 1972, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the California Labor Code and any applicable Wage Order, the California Business and Professions Code, the California Family Rights Act, and the California Fair Employment and Housing Act covering discrimination, harassment and retaliation in employment on the basis of race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, military status, marital status, pregnancy, family care leave, sex, sexual orientation, gender, age, or any other protected basis.

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     4. Release of Executive by Company. As further consideration in connection with this Agreement, and except for the obligations as set forth in this Agreement, the Company, for itself and its corporate affiliates, subsidiaries and parent companies, hereby waives, releases, acquits and forever discharges Executive from any and all claims, complaints, actions, charges, complaints, grievances, causes of action, suits, contracts, liabilities, and damages (including attorneys’ fees and costs) (hereinafter collectively referred to as “claims”), whether in law or in equity, of every kind and nature which Company ever had or now has against Executive from the beginning of time to the date of this Agreement, including, but not limited to, all employment related claims of any kind and under any law; all statutory claims, including claims under the California Labor Code and Government Code; all common law claims including, but not limited to, actions in tort, defamation, invasion of privacy and breach of contract; and all claims or damages, including economic, emotional distress, and punitive damages, arising out of Executive’s employment with the Company under any legal theory or any federal, state or local statute or ordinance of any kind (including, for the avoidance of doubt, any claim related to the notice period of termination of Executive’s employment under Section 8 of the Employment Agreement); provided, however, that, notwithstanding the release language set forth in this Section 4 by the Company, the releases described herein do not apply to any claims by the Company against Executive for fraud. The Company is not presently aware of any such claims against Executive, but expressly reserves the right to bring such claims (if any) to the extent discovered in the future, notwithstanding the release language contained in this Section 4 to the contrary.
     5. Waiver of Unknown Claims. It is further understood and agreed by each Party that as a condition of this Agreement, it hereby expressly waives and relinquishes any and all claims, rights or benefits that the Party may have under any applicable state or federal statutes that would otherwise limit the Party’s ability to release unknown claims, including but not limited to California Civil Code section 1542, which provides as follows:
     “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
     In connection with such waiver and relinquishment, each Party hereby acknowledges that it may hereafter discover claims or facts in addition to, or different from, those which it now knows or believes to exist, but that it expressly agrees to fully, finally and forever settle and release any and all claims (pursuant to the terms of Section 3 in the case of Executive and Section 4 in the case of the Company), known or unknown, suspected or unsuspected, which exist or may exist on its’ behalf against Executive or the Released Parties at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from Executive’s employment with Company and the cessation of that employment.
     6. Effective Date of Agreement. Executive agrees to the release of all known and unknown claims, including expressly the waiver of any claims against the Released Parties arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), and in connection with such waiver, and as provided by the Older Worker Benefit Protection Act, 29 U.S.C. § 626(f):
     a. Executive is hereby advised to consult with an attorney of Executive’s choosing (and at Executive’s own expense) prior to signing this Agreement.
     b. Executive shall have a period of twenty-one (21) days from the date of receipt of this Agreement in which to consider the terms of the Agreement. Executive may sign this Agreement at any time during the twenty-one (21) day period. If the

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Executive does not return the signed Agreement prior to the expiration of the twenty-one (21) day period, then the offer of consideration set forth in this Agreement shall be withdrawn.
     c. Executive may revoke this Agreement at any time during the first seven (7) days following Executive’s execution of this Agreement, and this Agreement and release shall not be effective or enforceable until the seven-day period has expired. If Executive revokes this Agreement by notifying the Company of Executive’s revocation at any time during the 7-day period, then this Agreement shall not be effective or enforceable. Accordingly, the “Effective Date” of this Agreement shall be on the eighth (8th) day after Executive signs the Agreement and returns it to the Company, and provided that Executive does not revoke the Agreement during the seven (7) day revocation period.
     7. No Admission of Liability. By entering into this Agreement, the Parties make no admission that they have engaged, or are now engaging, in any wrongful or unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of any liability or wrongdoing by either Party and shall not be used or construed as such in any legal or administrative proceeding.
     8. Return of Company Property. As a condition of receiving the severance payments provided by this Agreement and pursuant to the terms of the Employment Agreement, Executive agrees to fully comply with the terms of section 10.2 of the Employment Agreement (other than the return of Executive’s laptop computer, which Executive shall be allowed to retain once it has been reviewed by the Company’s Chief Information Officer).
     9. Confidentiality. Executive agrees to fully comply with all confidentiality and non-disclosure agreements and policies of the Company applicable to Executive, including the terms of the Employment Agreement, effective both during and after the termination of employment, to protect the confidential, proprietary and trade secret information of the Company.
     10. Non-Disparagement. Executive agrees that Executive will not at any time defame, disparage or impugn the reputation of the Company or its services, business affairs or financial condition, or any of the Company’s directors, officers, employees, or representatives, in any future communications with any person or entity, and the Company agrees not to defame, disparage or impugn the reputation of Executive to any third parties. Company agrees to respond to any employment inquires about Executive by only providing, pursuant to Company policy, the dates of employment, position held, and confirmation of annual salary/wages. “Disparage,” as used in this Agreement, means to make any statement, written or oral, that casts another party in a negative light, or implies or attributes any negative quality to another party. Neither this Section 10 nor anything in this Agreement shall prohibit either party from making truthful statements to governmental agencies or authorities as may be required or permitted by law.
     11. Interference with Business Relations. Executive agrees to fully comply with the terms of Section 11 of the Employment Agreement.
     12. No Filing of Claims. Each Party represents and warrants that it does not presently have on file any claims, charges, grievances, actions, appeals or complaints against the Released Parties or the Executive in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions by Released Parties or the Executive occurring prior to the date of this Agreement. To the extent any such claims or actions do exist as of the

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Effective Date of this Agreement, the Parties represents and agree to dismiss, with prejudice, of any and all such claims, and each Party may use this Agreement as a basis to seek such dismissal.
     13. Ownership of Claims. Each Party represents and warrants that it is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands as herein contained and that there has been no assignment or other transfer of any interest of any claim or demand which it may have against the other Party or the Released Parties.
     14. Successors and Assigns. It is expressly understood and agreed by the Parties that this Agreement and all of its terms shall be binding upon the Parties’ respective representatives, heirs, executors, administrators, successors and assigns.
     15. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
     16. Attorneys Fees and Costs. To the extent not covered by the terms of the Employment Agreement, the Parties agree that if any legal action is brought under this Agreement for an asserted breach of or to enforce the terms of this Agreement, then the prevailing party shall be entitled to recover costs and reasonable attorneys fees. However, to the extent the issues raised in any such dispute are based on state or federal statutes that provide for attorneys fees to the prevailing party, including the ADEA, then the basis for awarding such attorneys fees shall be consistent with the applicable standards for awarding attorneys fees to the prevailing party under those respective state or federal statutes and applicable law.
     17. Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that Company shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
     18. Entire Agreement; Modification. Except for the Employment Agreement, this Agreement (including any related equity award agreements) is intended to be the entire agreement between the Parties relating to the termination of employment and supersedes and cancels any and all other and prior agreements, written or oral, between the Parties regarding the subject matter of this Agreement. Except for the Employment Agreement, it is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Executive’s separation of employment from the Company and release of all claims by Executive other than those set forth in this Agreement. This Agreement may be amended only by a written instrument executed by all Parties hereto.
     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the Parties hereto. This Agreement may be executed and transmitted either by original, facsimile, or electronic delivery, and each such copy shall be fully binding upon receipt by the other Party.
     20. Voluntary Agreement. Executive understands that Executive may be waiving significant legal rights by signing this Agreement and Executive represents and agrees that

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Executive has entered into this Agreement voluntarily, with a full understanding of and in agreement with all of its terms.
     THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

ADAM BERGER
Dated: April 11, 2011	By:	/s/ Adam Berger

SPARK NETWORKS, INC.
Dated: April 11, 2011	By:	/s/ Joshua Kreinberg
Joshua Kreinberg
General Counsel

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